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                                                                    EXHIBIT 4.10
                           AMENDED AND RESTATED 2/8/01

                              DEL WEBB CORPORATION
                     2000 EXECUTIVE LONG-TERM INCENTIVE PLAN


                 ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

         1.1 Establishment of the Plan. Del Webb Corporation, a Delaware corporation (the "Company"), establishes an incentive compensation plan to be known as the "Del Webb Corporation 2000 Executive Long-Term Incentive Plan" (the "Plan"). The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Units, and Performance-Based Awards.

         Subject to shareholder ratification, the Plan shall become effective as of November 2, 2000 (the "Effective Date"), Amended and Restated February 8, 2001, and shall remain in effect as provided in Section 1.3.

         1.2 Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of Company by linking the personal interests of Participants to those of Company shareholders, and by providing Participants with an incentive for outstanding performance. The Plan is also intended to provide flexibility to Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation is dependent.

         1.3 Duration of the Plan. Subject to ratification by the shareholders of Company, the Plan shall begin on the Effective Date and shall remain in effect, subject to Article 13, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after November 1, 2010.

                     ARTICLE 2. DEFINITIONS AND CONSTRUCTION

         2.1 Definitions.

                  (a) "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Performance Units, or Performance-Based Awards.

                  (b) "Beneficial Owner" shall have the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

                  (c) "Board" or "Board or Directors" means the Board of Directors of Company.

                  (d) "Cause" means (i) the breach by a Participant of any employment contract between the Participant and Company, (ii) the conviction of a Participant of a felony or crime involving moral turpitude (meaning a crime that necessarily includes the




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         commission of an act of gross depravity, dishonesty or bad morals), or
         (iii) willful and gross misconduct on the part of a Participant that is materially and demonstrably detrimental to Company.

                  (e) A "Change in Control" of Company shall be deemed to have occurred in any or all of the following instances:

                           (1) Any "person" as such term is used in Sections
                  13(d) and 14(d) of the Exchange Act, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation owned directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of stock of Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing 20% or more of the total voting power represented by Company's then outstanding Voting Securities (as defined below); or

                           (2) During any period of two consecutive years,
                  individuals who at the beginning of such period constitute the Board of Directors of Company and any new Director whose election by the Board of Directors or nomination for election by Company's stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

                           (3) The stockholders of Company approve a merger or
                  consolidation of Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

                           (4) The stockholders of Company approve a plan of
                  complete liquidation of Company or an agreement for the sale or disposition by Company of (in one transaction or a series of transactions) all or substantially all Company's assets.

                  For purposes of this Section, the term "Voting Securities" shall mean and include any securities of Company which vote generally for the election of directors.

                  (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.



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                  (g) "Committee" means the committee, as specified in Article
         3, appointed by the Board to administer the Plan with respect to grants of Awards.

                  (h) "Company" means Del Webb Corporation (including any and all Subsidiaries), or any successor thereto as provided in Article 15.

                  (i) "Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.

                  (j) "Director" means any individual who is a member of the Board of Directors of Company.

                  (k) "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

                  (l) "Employee" means any full-time, nonunion employee of Company. Directors who are not otherwise employed by Company shall not be considered Employees under this Plan.

                  (m) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act.

                  (n) "Fair Market Value" means the average of the highest and lowest quoted selling prices for Shares on the relevant date, or (if there were no sales on such date) the weighted average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as reported in the Wall Street Journal or a similar publication selected by the Committee.

                  (o) "Incentive Stock Option" or "ISO" means an option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

                  (p) "Insider" means an Employee who is, at the time an Award is made, an insider pursuant to Section 16 of the Exchange Act.

                  (q) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the Exchange Act as it may be amended or replaced from time to time.

                  (r) "Nonqualified Stock Option" or "NQSO" means an Option to purchase Shares which is not intended to be an Incentive Stock Option.

                  (s) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.



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                  (t) "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

                  (u) "Parent" shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act.

                  (v) "Participant" means an Employee who has outstanding an Award.

                  (w) "Performance-Based Awards" means the Performance-Based Restricted Stock Awards and Performance Unit Awards granted to select Covered Employees pursuant to Articles 7 and 8, but which are subject to the terms and conditions set forth in Article 9. All Performance-Based Awards are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

                  (x) "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre- or after-tax net earnings, revenue growth, operating income, operating cash flow, return on net assets, return on shareholders' equity, return on assets, return on capital, Share price growth, shareholder returns, gross or net profit margin, earnings per share, price per Share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria to use for the Performance Period.

                  (y) "Performance Goals" means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used, the Goal may relate to overall Company performance or performance of an operating unit or community. The Committee, in its discretion, may, within the time prescribed by
         Section 162(m) of the Code, adjust or modify the calculation of Performance Goals to prevent dilution or enlargement of the rights of Participants, (i) in the event of, in recognition of, or in anticipation of, any unanticipated, unusual nonrecurring or extraordinary corporate item, transaction, event, or development; or
         (ii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

                  (z) "Performance Period" means the periods of time, which may be of varying and overlapping durations, as the Committee may select, over which Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance-Based Award.

                  (aa) "Performance Unit" means an Award granted to an Employee pursuant to Article 8.

                  (bb) "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (as determined by the Committee, in



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         its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7.

                  (cc) "Restricted Stock" means an Award granted to a Participant pursuant to Article 7.

                  (dd) "Retirement" means a voluntary termination of employment by a Participant who has less than 10 years of service with Company at or after age 65, or voluntary termination at or after age 55 for Participants who have at least 10 years of service with Company as of the date of employment termination. The Committee may shorten the years of service or the age requirements.

                  (ee) "Shares" means the shares of common stock of Company.

                  (ff) "Subsidiary" means any corporation in which Company owns directly, or indirectly through subsidiaries, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which Company owns at least 50% of the combined equity.

         2.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

         2.3 Severability. If a court of competent jurisdiction determines that any portion of this Plan is in violation of any statute, common law, or public policy, then only the portion of this Plan that violate such statute, common law, or public policy shall be stricken. All portions of this Plan that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Plan shall modify the stricken terms as narrowly as possible, or the Committee may amend the Plan, to give as much effect as possible to the intentions of the parties under this Plan.

                            ARTICLE 3. ADMINISTRATION

         3.1 The Committee. The Plan shall be administered by the Human Resources Committee of the Board, or by any other Committee if the Board so determines. In any event, unless otherwise specifically provided by the Board, the Committee shall consist of not less than two Directors, each of whom qualifies as a Non-Employee Director, and an "outside director" under Code
Section 162(m) and the regulations thereunder. The members of the Committee shall serve at the discretion of the Board.

         3.2 Authority of the Committee. The Committee shall have full power, except as limited by law or by the Articles of Incorporation or Bylaws of Company, and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on any Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; to cancel and reissue any Awards granted hereunder in the event the Award lapses



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for any reason (provided that the Committee shall not have the authority to reprice previously issued and currently outstanding Awards without shareholder approval); to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 13) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. The Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

         3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board of Directors shall be final, conclusive, and binding on all persons, including Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

         3.4 Delegation. As permitted by law, the Committee may delegate to any officer of Company or any committee comprised of officers of Company the authority to take any and all actions permitted or required to be taken by the Committee hereunder; provided that such delegation shall not be permitted with respect to Options or other Awards granted or to be granted to any officer of Company and that, to the extent the Committee delegates authority to grant Options and other Awards hereunder, such delegation shall specify the aggregate number of Shares that may be awarded pursuant to such delegation and may establish the maximum number of Shares that may be subject to any Award made pursuant to such delegation and any other limitations thereon that the Committee may choose to impose.

                      ARTICLE 4. SHARES SUBJECT TO THE PLAN

         4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall be 500,000.

         4.2 Lapsed Awards. If any Award granted under this Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award again shall be available for the grant of an Award.

         4.3 Adjustments in Authorized Shares. The Committee may make or provide for such adjustments in the (a) number of Shares covered by outstanding Awards granted hereunder, (b) prices per Share applicable to outstanding Awards and (c) kind of Shares covered thereby, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants that otherwise would result from (x) any stock dividend, stock split, combination or exchange of Shares, recapitalization or other change in the capital structure of Company, (y) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation, other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or
(z) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any outstanding Awards alternative consideration as it may in good faith determine to be equitable under the circumstances, and may require the surrender of all Awards so substituted. The Committee may also make or provide for such



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adjustments in the number of Shares specified in Section 4.1, 4.4, or 9.5 as the
Committee in its sole discretion may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section. Any adjustment pursuant to this Section will be conclusive and binding for all purposes.

         4.4 Limitation on Number of Shares Subject to Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Stock that may be subject to one or more Awards granted to any one Participant over the term of the Plan shall be 150,000.

                    ARTICLE 5. ELIGIBILITY AND PARTICIPATION

         5.1 Eligibility. Persons eligible to participate in this Plan include all officers and key Employees of Company, as determined by the Committee.

         5.2 Actual Participation. The Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee shall have any right to be granted an Award under this Plan. Nothing in this Plan shall interfere with or limit the right of Company to terminate any Participant's employment at any time, nor confer on any Participant any right to continue in the employ of Company. Transfer of employment of a Participant between Company and any one of its Subsidiaries (or between Subsidiaries) shall not be a termination of employment.

                            ARTICLE 6. STOCK OPTIONS

         6.1 Grant of Options. Options may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant ISOs, NQSOs, or a combination thereof. Nothing in this Article 6 shall be deemed to prevent the grant of NQSOs in excess of the maximum established for ISOs by Section 422(d) of the Code.

         6.2 Option Agreement or Notification Form. Each Option grant shall be evidenced by an Option Agreement or Notification Form that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Option Agreement or Notification Form also shall specify whether the Option is intended to be an ISO within Section 422 of the Code, or a NQSO. The Agreement or Notification Form may be delivered electronically. If the Optionee elects not to accept the award, they must notify the Company in writing within 90 days of the grant date.

         6.3 Option Price. The Option Price for each grant shall not be less than 100% of the Fair Market Value on the date of grant.

         6.4 Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, that no Option shall be exercisable later than the 10th anniversary of grant.



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         6.5 Exercise of Options. Options shall be exercisable at times and be subject to restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

         6.6 Payment. Options shall be exercised by written notice to the Secretary of Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

         The Option Price upon exercise shall be payable to Company either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having a Fair Market Value equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least 6 months prior to their tender to satisfy the Option Price), or (c) by a combination of
(a) and (b).

         The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law. The proceeds from such a payment shall be added to the general funds of Company.

         As soon as practicable after receipt of a written notification of exercise and full payment, Company shall deliver to the Participant, in the Participant's name, Share certificates based upon the number of Shares purchased under the Option(s).

         6.7 Restrictions on Share Transferability. The Committee shall impose restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

         6.8 Termination of Employment Due to Death, Disability, or Retirement.

                  (a) Termination by Death. If employment is terminated by death, any outstanding Options which are vested as of the date of death shall remain exercisable at any time prior to their expiration date, or for 1 year after the date of death, whichever period is shorter, by such person or persons as shall have been named as the Participant's beneficiary or by anyone that has acquired the Participant's rights under the Option by will or the laws of descent and distribution.

                  In addition, Options not vested as of the date of death shall be vested as follows: The percentage vesting of the portion of an Option which would have vested on the anniversary of the date of grant next following employment termination (the "Next Vesting Date"), shall equal a fraction, the numerator of which is the number of full weeks of Participant's employment during the 12-month period ending on the Next Vesting Date, and the denominator of which is 52; and

                  Any portion not deemed vested as of the date of employment termination shall expire immediately.



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                  (b) Termination by Disability. If employment is terminated by
         Disability, any outstanding Options which are vested as of the date of termination shall remain exercisable at any time prior to their expiration date, or for l year after the date of termination, whichever period is shorter.

                  In addition, Options not vested as of the date of termination due to disability shall be vested as determined by the guidelines in Subparagraph (a) of Section 6.8.

                  Any Options not deemed vested as of the date of termination due to Disability shall expire immediately.

                  (c) Termination by Retirement. If employment is terminated by Retirement, any outstanding Options vested as of the effective date of Retirement shall remain exercisable at any time prior to their expiration date, or for 3 years after the effective date of Retirement, whichever period is shorter.

                  In addition, Options not vested as of the effective date of Retirement shall be vested as determined by the guidelines in Subparagraph (a) of Section 6.8.

                  Any Options not vested as of the effective date of Retirement shall expire immediately.

                  (d) Exercise Limitations on ISOs. In the case of ISOs, the tax treatment prescribed under Section 422 of the Code may not be available if the Options are not exercised within Section 422 prescribed time periods after each of the various types of employment termination.

                  (e) Option Agreement or Notification Form. The exercise periods and vesting rules described in Subparagraphs (a), (b), and (c) above shall apply in the absence of any contrary provisions in the Option Agreement or Notification Form. The Committee may prescribe alternative vesting rules and exercise periods in an Option Agreement or Notification Form or may accelerate vesting upon Death, Disability or Retirement, at its discretion.

         Notwithstanding the exercise periods described in Subparagraphs (a),
(b), and (c) above, the Committee shall have the authority, in its sole discretion, to accelerate the vesting of Options which are outstanding as of the date of employment termination for one of the reasons described in this Section 6.8.

         6.9 Termination of Employment for Other Reasons. If the employment of a Participant shall terminate for any reason (other than the reasons set forth in Section 6.8 or for Cause), all Options held by the Participant which are not vested as of the effective date of employment termination immediately shall be forfeited to the Company (and shall once again become available for grant under the Plan). However, the Committee, in its sole discretion, shall have the right to immediately vest all or any portion of such Options, subject to such terms as the Committee, in its sole discretion, deems appropriate.



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         Except as otherwise provided in an Option Agreement or Notification
Form, Options vested as of the effective date of termination may be exercised from the effective date of employment termination to 3 months after termination.

         If the employment shall terminate for Cause, all outstanding Options immediately shall be forfeited to Company and no additional exercise period shall be allowed, regardless of the vested status of the Options.

         6.10 Nontransferability of Options. An ISO may not be sold, transferred, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution. A NQSO may be transferrable to a family member or members, or to a trust or similar entity (including a family limited partnership) benefiting such family member or members, subject to such restrictions, limitations, or conditions as the Human Resources Committee deems to be appropriate.

                           ARTICLE 7. RESTRICTED STOCK

         7.1 Grant of Restricted Stock. Subject to the terms of the Plan, the Committee may grant Shares of Restricted Stock to eligible Employees. The total number of Shares granted pursuant to Restricted Stock Agreement or Notification Forms that include only time-based restrictions shall not exceed 50,000. The total number of Shares granted pursuant to Restricted Stock Agreement or Notification Forms that include restrictions based on achievement of specific performance goals, (including, but not limited to Company-wide, divisional, and/or individual goals) shall not exceed an additional 100,000 Shares.

         7.2 Restricted Stock Agreement or Notification Form. Each Restricted Stock grant shall have a Restricted Stock Agreement or Notification Form that shall specify the Periods of Restriction, the number of Shares granted, and other provisions as the Committee shall determine. The Agreement or Notification Form may be delivered electronically. If the Recipient elects not to accept the award, they must notify the Company in writing within 90 days of the grant date.



         7.3 Transferability. A Participant who has been granted Shares of Restricted Stock under the Plan may assign or otherwise transfer all or a portion of the rights under the Shares of Restricted Stock to a family member or members, or to a trust or similar entity (including a family limited partnership) benefiting such family member or members, subject to such restrictions, limitations, or conditions as the Human Resources Committee deems to be appropriate.

         7.4 Other Restrictions. The Committee shall impose such other restrictions on any Shares of Restricted Stock as it may deem advisable including, without limitation, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.



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         7.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 7.4, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear the following legend:

                  "The sale or transfer of the Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer in the Del Webb Corporation 2000 Executive Long-Term Incentive Plan, and in a Restricted Stock Agreement or Notification Form. A copy of the Plan and Restricted Stock Agreement or Notification Form may be obtained from the Secretary of Del Webb Corporation."

         7.6 Removal of Restrictions. Except as otherwise provided in this
Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once Shares are released from the restrictions, the Participant shall be entitled to have the legend required by
Section 7.5 removed from his or her Share certificate.

         7.7 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock may exercise full voting rights.

         7.8 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to those Shares. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid.

         7.9 Termination of Employment. If employment shall terminate for any reason, except as otherwise stated in the Restricted Stock Agreement or Notification Form, all nonvested shares of Restricted Stock shall be forfeited immediately. The number of Shares of Restricted Stock deemed vested as of the effective date of termination shall be determined pursuant to the guidelines in Sections 6.8 and 6.9, except as otherwise provided in the Restricted Stock Agreement or Notification Form.

         7.10 Committee Discretion Regarding Restrictions. With the exception of a termination of employment for Cause, the Committee, in its sole discretion, shall have the right to provide for lapsing of the restrictions on Restricted Stock following employment termination, upon such terms and provisions as it deems proper; provided that, no such lapsing of restrictions shall occur after the expiration date of the Restricted Stock.



                          ARTICLE 8. PERFORMANCE UNITS

         8.1 Grant of Performance Units. Subject to the terms of the Plan, Performance Units may be granted to eligible Employees as determined by the Committee. The terms on which the Performance Units are granted shall be stated in a Performance Unit Award Agreement or Notification Form.



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         8.2 Value of Performance Units. Each Performance Unit shall have an initial value established by the Committee at the time of grant. The Committee shall set performance goals in its discretion that will determine the number and/or value of Performance Units that will be paid out.

         8.3 Earning of Performance Units. After the time period during which the goals must be met, the holder of Performance Units shall be entitled to receive payout on the number of Performance Units earned over such period, all as set forth in the Performance Unit Award Agreement or Notification Form.

         8.4 Form and Timing of Payment of Performance Units. Payment of earned Performance Units shall be made in a single lump sum, within 45 calendar days following the end of the time period during which the goals must be met. The Committee, in its sole discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of such period.

         Prior to the beginning of each period during which the goals must be met, Participants may elect to defer the receipt of the Performance Unit payout upon such terms as the Committee may approve.

         8.5 Termination of Employment Due to Death, Disability, Retirement, or Involuntary Termination (without Cause). In the event employment is terminated by reason of death, Disability, Retirement, or involuntary termination without Cause during a Performance Period, the Participant shall receive a prorated payout of the Performance Units. The prorated payout shall be determined by the Committee, in its sole discretion, based upon the guidelines in Sections 6.8 and 6.9, or such other standards as may be prescribed by the Committee in the Performance Unit Award Agreement or Notification Form, and further adjusted based on the achievement of the preestablished performance goals.

         Payment of earned Performance Units shall be made at the time payments are made to Participants who did not terminate employment during the time period during which the goals must be met.

         8.6 Termination of Employment for Other Reasons. In the event of termination for any reason other than reasons in Section 8.5, unless the Committee determines otherwise, all Performance Units shall be forfeited.

         8.7 A Participant who has been granted Performance Units under the Plan may assign or otherwise transfer all or a portion of the rights under the Performance Units to a family member or members, or to a trust or similar entity (including a family limited partnership) benefiting such family member or members, subject to such restrictions, limitations, or conditions as the Human Resources Committee deems to be appropriate.

                       ARTICLE 9. PERFORMANCE-BASED AWARDS

         9.1 Purpose. The purpose of Article 9 is to provide the ability to qualify the Restricted Stock Awards under Article 7 and the Performance Unit Awards under Article 8 as



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
"performance-based compensation" under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of Article 9 shall control over any contrary provision in Articles 7 or 8.

         9.2 Applicability. Article 9 shall apply only to those Covered Employees receiving Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards or Performance Unit Awards to Covered Employees that do not satisfy the requirements of Article 9.

         9.3 Discretion of Committee with Respect to Performance Awards. The Committee shall have full discretion to select the Participant, the length of any Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to Company, a Subsidiary or any division or business unit.

         9.4 Payment of Performance Awards. Unless otherwise provided in the Award Agreement or Notification Form, a Participant must be employed by Company or a Subsidiary on the last day of the Performance Period to be eligible for a Performance Award for such Performance Period. A Participant shall be eligible to receive payment only if the Performance Goals are achieved.

         The Committee may reduce or eliminate the amount of the Performance-Based Award for the Performance Period if, in its absolute discretion, a reduction or elimination is appropriate.

         9.5 Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance-Based Award payable to any Participant for a Performance Period is 40,000 Shares, or if the Performance-Based Award is paid in cash, such maximum Performance-Based Award shall be determined by multiplying 40,000 by the Fair Market Value of one Share as of the date of the Performance-Based Award.

                       ARTICLE 10. BENEFICIARY DESIGNATION

         Each Participant may name any beneficiaries (contingently or successively) to whom any benefit is to be paid in case of death before Participant receives all of the benefit. Each such designation shall revoke all prior designations, shall be in a form prescribed by Company, and will be effective only when filed by the Participant in writing with the Human Resources Department of Company during Participant's lifetime. In the absence of any such designation, benefits shall be paid to the Participant's estate.

                              ARTICLE 11. DEFERRALS

         The Committee may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to Participant by virtue of the exercise of an Option, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any goals with respect to Performance Units. If any deferral election is permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.




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
                          ARTICLE 12. CHANGE IN CONTROL

         Upon a Change in Control, unless otherwise specifically prohibited by the terms of Article 16:

                  (a) All Options shall become immediately exercisable and shall remain exercisable at any time prior to their expiration date or for 1 year after the Change in Control, whichever period is shorter; provided that, if the Participant is terminated following a Change in Control, the provisions of the Plan regarding exercisability of vested options set forth in Sections 6.8 and 6.9 shall apply.

                  (b) Any restriction periods and restrictions imposed on Restricted Shares shall lapse, and within 10 business days after a Change in Control, the stock certificates representing Shares of Restricted Stock, without any restrictions or legend thereon, shall be delivered to the applicable Participants;

                  (c) The value, time and manner of payment of all Performance Units shall be governed by the Performance Unit Award Agreement or Notification Form; and

                  (d) Subject to Article 13, the Committee shall have the authority to make any modifications to the Awards as determined to be appropriate before the effective date of the Change in Control.

              ARTICLE 13. AMENDMENT, MODIFICATION, AND TERMINATION

         13.1 Amendment, Modification, and Termination. With the approval of the Board, the Committee may terminate, amend, or modify the Plan. However, to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Board shall obtain shareholder approval of any Plan amendment as may be required.

         13.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted, without the written consent of the Participant holding the Award.

                             ARTICLE 14. WITHHOLDING

         The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to Company, an amount sufficient to satisfy Federal, state, and local taxes (including FICA obligation) required to be withheld with respect to any grant, exercise, or payment made as a result of the Plan.

                             ARTICLE 15. SUCCESSORS

         All obligations of Company with respect to Awards shall be binding on any successor to Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of Company.



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
                         ARTICLE 16. REQUIREMENTS OF LAW

         16.1 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         16.2 Governing Law. The Plan, and all agreement or instruments hereunder, shall be governed by Delaware law.






















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